Chuy’s Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2022 Financial Results

AUSTIN, Texas, February 16, 2023 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the fourth quarter and the fiscal year ended December 25, 2022.
Highlights for the fourth quarter ended December 25, 2022 were as follows:
•Revenue increased 5.5% to $104.1 million compared to $98.7 million in fiscal 2021.
•Comparable restaurant sales increased 3.4% as compared to fiscal 2021 and increased 3.1% as compared to fiscal 2019.
•Net income was $2.5 million, or $0.14 per diluted share, as compared to $6.0 million, or $0.30 per diluted share, in fiscal 2021. Net income increased $3.9 million from pre-pandemic net loss of $1.4 million, or $0.09 per diluted share, in fiscal 2019.
•Adjusted net income(1) was $5.0 million, or $0.27 per diluted share, as compared to $7.9 million, or $0.40 per diluted share, in fiscal 2021. Adjusted net income(1) increased $1.7 million from pre-pandemic adjusted net income(1) of $3.3 million, or $0.20 per diluted share, in fiscal 2019.
•Restaurant-level operating profit(1) was $17.7 million and restaurant-level operating margin(1) was 17.0%, compared to $21.0 million and 21.3%, respectively, in fiscal 2021. Restaurant-level operating profit(1) increased $3.1 million from pre-pandemic restaurant-level operating profit(1) of $14.6 million in fiscal 2019 and restaurant-level operating margin(1) increased by 270 basis points from pre-pandemic restaurant-level operating profit(1) of 14.3% in fiscal 2019.
•Cash and cash equivalents were $78.0 million and the Company had no debt outstanding with $35.0 million available under its revolving credit facility.
Highlights for the fiscal year ended December 25, 2022 were as follows:
•Revenue increased 6.5% to $422.2 million compared to $396.5 million in fiscal 2021.
•Comparable restaurant sales increased 4.5% as compared to fiscal 2021 and increased 0.6% as compared to fiscal 2019.
•Net income was $20.9 million, or $1.11 per diluted share, as compared to $30.2 million, or $1.50 per diluted share, in fiscal 2021. Net income increased $14.7 million from pre-pandemic net income of $6.2 million, or $0.37 per diluted share, in fiscal 2019.
•Adjusted net income(1) was $25.8 million, or $1.37 per diluted share, as compared to $38.0 million, or $1.89 per diluted share, in fiscal 2021. Adjusted net income(1) increased $8.3 million from pre-pandemic adjusted net income(1) of $17.6 million, or $1.04 per diluted share, in fiscal 2019.
•Restaurant-level operating profit(1) was $76.7 million and restaurant-level operating margin(1) was 18.2%, compared to $93.1 million and 23.5%, respectively in fiscal 2021. Restaurant-level operating profit(1) increased $11.1 million from pre-pandemic restaurant-level(1) operating profit of $65.6 million in fiscal 2019 and restaurant-level operating margin(1) increased by 280 basis points from pre-pandemic restaurant-level operating margin(1) of 15.4% in fiscal 2019.

(1)Adjusted net income, restaurant-level operating profit and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income, restaurant-level operating profit and restaurant-level operating margin to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Our top line momentum carried into the fourth quarter with solid comparable sales growth across all periods. Our first foray into limited-time offerings, through Chuy’s Knockouts, drove incremental traffic to the brand and provides us a strong foundation for continued innovation on the platform going forward. On profitability, we were able to maintain restaurant-level operating margin 270bps above pre-pandemic levels despite double-digit commodity inflation and high-single-digit labor inflation. Overall, these strong results wouldn’t be possible without our team members doing what we do best every day – providing our customers with the unique Chuy’s experience through high-quality, made-from-scratch food and drinks, offered at an affordable value.”
Hislop added, “We are excited about the organic growth opportunities ahead for the brand through continued unit expansion. Through accelerated unit growth and disciplined capital allocation, we believe we’ve put Chuy’s on the path to maximize shareholder value in 2023 and beyond.”
Fourth Quarter 2022 Financial Results
Revenue was $104.1 million in the fourth quarter of 2022 compared to $98.7 million in the fourth quarter of 2021. The increase was primarily related to an increase in our comparable restaurant sales as well as incremental revenue from an additional 22 operating weeks provided by new restaurants opened during and subsequent to the fourth quarter of 2021. For the fourth quarter of 2022, off-premise sales were approximately 29%.
Comparable restaurant sales increased 3.4% for the fourth quarter of 2022 compared to the same period last year primarily driven by a 6.1% increase in average check, partially offset by a 2.7% decrease in average weekly customers. Comparable restaurant sales increased 3.1% as compared to the same period in fiscal 2019.
Total restaurant operating costs as a percentage of revenue increased by approximately 430 basis points to 83.0% in the fourth quarter of 2022 from 78.7% in fiscal 2021 primarily driven by the following:
•Cost of sales increased 170 basis points driven by increases in the cost of beef and chicken as well as fresh produce, cheese and grocery items. Overall commodity inflation was approximately 15% during the quarter. This was partially offset by a menu price increase taken during the year.
•Labor costs increased 140 basis points largely as a result of hourly labor rate inflation of approximately 9% at comparable restaurants as well as an incremental improvement in our hourly labor staffing levels as compared to last year.
•Operating costs increased 120 basis points primarily driven by higher delivery service charges and to-go supplies driven in part by an increase in our off-premise business to 29% from 28% of our total sales in the fourth quarter of 2021 as well as continued inflationary pressures on other operating expenses, including utility costs, repair and maintenance, insurance premiums and credit card fees.
•Occupancy costs decreased 30 basis points primarily as a result of sales leverage on fixed occupancy expenses.
•Marketing expense increased 40 basis points compared to the fourth quarter of 2021 as the Company reinstated its digital advertising campaigns across the nation.
Restaurant pre-opening expenses increased to $0.6 million in the fourth quarter of 2022 compared to $0.1 million for the same period in fiscal 2021 due to the timing of new store openings.
General and administrative expenses increased to $6.5 million for the fourth quarter of 2022 compared to $6.1 million for the same period in fiscal 2021. The increase was primarily driven by higher management salaries, an increase in public company and travel costs. As a percentage of revenues, general and administrative expenses remained at approximately 6.2%.
Impairment, closed restaurant and other costs were $3.2 million ($2.5 million, net of tax or $0.14 per diluted share) during the fourth quarter of 2022 and $2.5 million ($1.9 million, net of tax or $0.10 per diluted share) during the same period last year. The increase was primarily related to a non-cash loss on long-lived assets of an underperforming restaurant, partially offset by a reduction in rent paid on previously closed restaurants. Closed restaurant costs include rent expense, utilities, insurance and other costs required to maintain the remaining closed locations.
The effective income tax rate was 9.3% compared to 17.5% in the same period last year. The decrease in the effective tax rate was mainly attributed to an increase in the proportion of employee tax credits to estimated annual income.
As a result of the foregoing, net income was $2.5 million, or $0.14 per diluted share in the fourth quarter of 2022 compared to $6.0 million, or $0.30 per diluted share, in the fourth quarter of 2021.
Adjusted net income was $5.0 million, or $0.27 per diluted share, in the fourth quarter of 2022 compared to $7.9 million, or $0.40 per diluted share, in the fourth quarter of 2021. Please see the reconciliation of net income (loss) to adjusted net income in the accompanying financial tables.
Development Update
During the fourth quarter, the Company opened two new restaurants: one in White Bridge, TN and another one in Longview, TX to bring our total development to three restaurants during the year. We also closed one restaurant in Houston, TX at the end of its lease term at the end of fourth quarter of 2022, which brings our total number of restaurants to 98 as of December 25, 2022.
Board of Directors Update
The Board of Directors reduced the size of the Board to six members.
Share Repurchase Program
During the fourth quarter of 2022, the Company repurchased 327,354 shares of its common stock for a total of $7.8 million to complete the existing $50.0 million repurchase program. During fiscal year 2022, the Company repurchased a total of 1,661,742 shares of its common stock for $41.7 million. On October 27, 2022, the Company’s Board of Directors approved a new share repurchase program under which the Company may repurchase up to $50.0 million of its common shares outstanding through December 31, 2024. As of December 25, 2022, the Company had $50.0 million remaining under the new share repurchase program. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise, including pursuant to Rule 10b5-1 trading plans.
2023 Outlook
The Company currently expects 2023 adjusted net income per diluted share of $1.60 to $1.65 as compared to $1.37 per diluted share in fiscal 2022. The net income guidance for fiscal 2023 includes an estimated $0.08 to $0.10 per diluted share positive impact due to the fourth quarter of 2023 containing 14 weeks versus 13 weeks in fiscal 2022 and is further based, in part, on the following annual assumptions:
•General and administrative expense of $28.0 to $29.0 million;
•Six to seven new restaurants;
•Net capital expenditures (net of tenant improvement allowances) of approximately $35 to $39 million;
•Restaurant pre-opening expenses of approximately $2.5 to $3.0 million;
•An effective annual tax rate (excluding unusual items) of approximately of 13%;
•Annual weighted diluted shares outstanding of 18.1 million to 18.2 million.
The Company does not provide a reconciliation of 2023 adjusted net income per diluted share or the most directly comparable forward-looking GAAP measure of net (loss) income per diluted share because the timing and nature of excluded items are unreasonably difficult to fully and accurately estimate.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in the prior year. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check. Our comparable restaurant base consisted of 93 restaurants at December 25, 2022.

Comparable restaurant sales as compared to 2019 reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in fiscal year 2019. The comparable group of restaurants include the restaurants that were in the comparable base as of the end of fiscal year 2019. Our comparable restaurant base consisted of 81 restaurants at December 25, 2022.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price increases as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Average unit volume ("AUV") consists of the average sales of our comparable restaurants over a certain period of time. This measure is calculated by dividing total comparable restaurant sales within a period of time by the total number of comparable restaurants within the relevant period. This indicator assists management in measuring changes in customer traffic, pricing and development of our brand.
Operating margin represents income from operations as a percentage of our revenue. By monitoring and controlling our operating margins, we can gauge the overall profitability of our Company.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter and fiscal year 2022 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 201-689-8560. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13734941. The replay will be available until Thursday, March 2, 2023.
The conference call will also be webcast live from the Company’s corporate website at www.chuys.com under the Investors section. An archive of the webcast will be available on the Company's corporate website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 17 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company’s 2023 outlook, including 2023 adjusted net income, general and administrative expense, new restaurant openings, net capital expenditures, restaurant pre-opening expenses, effective annual tax rate and annual weighted diluted shares outstanding guidance, that the Company has a strong foundation for continued innovation going forward, organic growth opportunities ahead through continued unit expansion, that the Company is on a path to maximize shareholder value in 2023 and beyond and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the COVID-19 pandemic and any new variants, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment, closed restaurant and other costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurant and other costs, legal settlement and depreciation. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation expense; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs, legal settlement and impairment, closed restaurant and other costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, legal settlements and impairment, closed restaurant and other costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.
Adjusted net income represents net income before impairment, closed restaurant and other costs, legal settlement and the income tax effect of these adjustments. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Condensed Consolidated Income Statements
(Unaudited, in thousands, except share and per share data)

	Quarter Ended				Year Ended
	December 25, 2022		December 26, 2021		December 25, 2022		December 26, 2021
Revenue	$104,101	100.0%	$98,665	100.0%	$422,215	100.0%	$396,467	100.0%

Costs and expenses:
Cost of sales	28,637	27.5	25,492	25.8	114,903	27.2	96,476	24.3
Labor	31,779	30.5	28,711	29.1	126,249	29.9	113,622	28.7
Operating	17,272	16.6	15,201	15.4	68,436	16.2	59,617	15.0
Occupancy	7,266	7.0	7,232	7.3	29,964	7.1	29,281	7.4
General and administrative	6,485	6.2	6,076	6.2	26,333	6.2	26,599	6.7
Marketing	1,436	1.4	1,009	1.0	6,004	1.4	4,360	1.1
Restaurant pre-opening	629	0.6	90	0.1	1,362	0.3	1,731	0.4
Impairment, closed restaurant and other costs	3,249	3.1	2,461	2.5	6,452	1.5	10,182	2.6
Depreciation	5,111	5.0	5,100	5.2	20,176	4.9	20,197	5.1
Total costs and expenses	101,864	97.9	91,372	92.6	399,879	94.7	362,065	91.3
Income from operations	2,237	2.1	7,293	7.4	22,336	5.3	34,402	8.7
Interest (income) expense, net	(494)	(0.5)	26	—	(872)	(0.2)	144	0.1
Income before income taxes	2,731	2.6	7,267	7.4	23,208	5.5	34,258	8.6
Income tax expense	254	0.2	1,275	1.3	2,353	0.6	4,082	0.9
Net income	$2,477	2.4%	$5,992	6.1%	$20,855	4.9%	$30,176	7.7%

Net income per common share: Basic	$0.14		$0.30		$1.12		$1.52
Net income per common share: Diluted	$0.14		$0.30		$1.11		$1.50

Weighted-average shares outstanding: Basic	18,024,393		19,695,406		18,682,255		19,835,550
Weighted-average shares outstanding: Diluted	18,150,724		19,894,638		18,793,455		20,079,237

Chuy’s Holdings, Inc.
Reconciliation of GAAP Net Income and Net Income Per Share to Adjusted Results
(Unaudited, in thousands, except share and per share data)

	Quarter Ended			Year Ended
	December 25, 2022	December 26, 2021	December 29, 2019	December 25, 2022	December 26, 2021	December 29, 2019
Net income (loss) as reported	$2,477	$5,992	$(1,430)	$20,855	$30,176	$6,215
Impairment, closed restaurant and other costs	3,249	2,461	6,291	6,452	10,182	14,179
Legal settlement	—	—	(160)	—	—	615
Income tax effect on adjustments (1)	(749)	(567)	(1,433)	(1,487)	(2,347)	(3,457)
Adjusted net income	$4,977	$7,886	$3,268	$25,820	$38,011	$17,552

Adjusted net income per common share: basic	$0.28	$0.40	$0.20	$1.38	$1.92	$1.05
Adjusted net income per common share: diluted	$0.27	$0.40	$0.20	$1.37	$1.89	$1.04

Weighted-average shares outstanding: basic	18,024,393	19,695,406	16,623,775	18,682,255	19,835,550	16,728,955
Weighted-average shares outstanding: diluted	18,150,724	19,894,638	16,623,775	18,793,455	20,079,237	16,824,395

(1)Reflects the tax expense associated with the adjustments for impairment, closed restaurant and other costs as well as legal settlements during the thirteen weeks and fifty-two weeks ended December 25, 2022, December 26, 2021 and December 29, 2019. The Company uses its statutory rate to calculate the tax effect on adjustments.

Chuy’s Holdings, Inc.
Reconciliation of GAAP Income (Loss) from Operations to Restaurant-Level Operating Profit
(Unaudited, in thousands)

	Quarter Ended			Year Ended
	December 25, 2022	December 26, 2021	December 29, 2019	December 25, 2022	December 26, 2021	December 29, 2019
Income (loss) from operations as reported	$2,237	$7,293	$(3,079)	$22,336	$34,402	$3,436
General and administrative	6,485	6,076	5,671	26,333	26,599	23,681
Restaurant pre-opening expenses	629	90	592	1,362	1,731	2,949
Legal settlement	—	—	(160)	—	—	615
Impairment, closed restaurant and other costs	3,249	2,461	6,291	6,452	10,182	14,179
Depreciation	5,111	5,100	5,254	20,176	20,197	20,739
Restaurant-level operating profit	$17,711	$21,020	$14,569	$76,659	$93,111	$65,599

Operating margin (1)	2.1%	7.4%	(3.0)%	5.3%	8.7%	0.8%
Restaurant-level operating margin (1)	17.0%	21.3%	14.3%	18.2%	23.5%	15.4%

(1)Operating margin and restaurant-level operating margin are calculated by dividing income (loss) from operations and restaurant-level operating profit, respectively, by revenue.

Chuy’s Holdings, Inc.
Selected Balance Sheet Data
(Unaudited, in thousands)

	December 25, 2022	December 26, 2021
Cash and cash equivalents	$78,028	$106,621
Total assets	474,781	495,324
Long-term debt	—	—
Total stockholders’ equity	244,561	262,794

Investor Relations
Jeff Priester
332-242-4370
investors@chuys.com